Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of January 6, 2010 (the “Effective Date”), by and between GenCorp Inc. (“GenCorp” or the “Company), having its principal place of business at Highway 50 and Aerojet Road, Rancho Cordova, California 95742 and Scott Seymour  (“Executive”, and the Company and the Executive collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company desires to hire Executive and to employ him as the Chief Executive Officer (“CEO”) of the Company, and the Parties desire to enter into this Agreement embodying the terms of such employment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.      Title and Job Duties.

(a)           Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as CEO.  In this capacity, Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Board of Directors of the Company (the “Board”) shall designate from time to time that are not inconsistent with the Executive’s position as CEO. Executive shall report directly to the Board and the Chairman of the Board.  All employees of the Company shall report directly to Executive or his designee.

(b)           Executive accepts such employment and agrees, during the term of his employment, to devote his full business and professional time and energy to the Company.  Executive agrees to carry out and abide by all lawful directions of the Board and the Chairman of the Board that are consistent with his position as Chief Executive Officer.

(c)           Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Company, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing Executive’s passive personal investments so long as such activities in the aggregate do not materially interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.

(d)           Executive may own passive investments in Competing Businesses, defined below, (including, but not limited to, indirect investments through mutual funds), provided the securities of the Competing Business are publicly traded and Executive does not own or control more than one percent (1%) of the outstanding voting rights or equity of the Competing Business.  “Competing Business” means any corporation, partnership, limited liability company, university, government agency or other entity or person (other than the Company) which is engaged in the development, manufacture, marketing, distribution or sale of, or research directed to aerospace and defense systems and in the Eastern Sacramento area, real estate development.

2.      Salary and Additional Compensation.

(a)           Base Salary.  The Company shall pay to Executive an annual base salary of $550,000, less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures.  The Board may increase the Executive’s annual base salary from time to time in its sole and absolute discretion.

(b)          Bonus.  Executive shall be eligible for an annual bonus based on a target opportunity up to one-hundred and twenty-five percent (125%) of Executive’s annual Base Salary (“Target Bonus”), pursuant to the Company’s Annual Incentive Plan which shall be adopted annually by the Board.

(c)           Restricted Shares.  On the Effective Date, the Company shall grant to Executive 120,000 shares of the Company’s restricted common stock (“Restricted Shares”), pursuant to the GenCorp Inc. 2009 Equity and Performance Incentive Plan (the “Plan”) pursuant to terms and conditions of the Plan, this Agreement and the restricted stock award agreement attached hereto as Exhibit A (the “Restricted Stock Award Agreement”), which Restricted Shares shall vest according to the following schedule: Thirty-three percent (33%) of the Restricted Shares shall vest on the first anniversary of the Effective Date, thirty-three percent (33%) of the Restricted Shares shall vest on the second anniversary of the Effective Date, and thirty-three percent (33%) of the Restricted Shares shall vest on the third anniversary of the Effective Date.  The Company may make additional grants to Executive throughout the Term of this Agreement.

(d)           Options.  On the Effective Date, the Company shall grant to Executive an option to purchase 100,000 shares of the Company’s common stock (“Options”) under the Plan, pursuant to terms and conditions of the Plan, this Agreement and the stock option award agreement attached hereto as Exhibit B (the “Stock Option Agreement”), which Options shall be granted at the Fair Market Value (as such term is defined in the Plan) on the Effective Date and shall vest according to the following schedule: Thirty-three percent (33%) of the Options shall vest on the first anniversary of the Effective Date, thirty-three percent (33%) of the Options shall vest on the second anniversary of the Effective Date, and thirty-three percent (33%) of the Options shall vest on the third anniversary of the Effective Date.

(e)           Future Equity Awards.  The Executive shall be eligible to participate in future grants pursuant to the Plan and other Company performance incentive plans extended to senior executives of the Company generally, at levels commensurate with Executive’s position.

3.      Expenses.  In accordance with Company policy, the Company shall reimburse Executive for all reasonable business expenses properly and reasonably incurred and paid by Executive in the performance of his duties under this Agreement upon his presentment of detailed receipts in the form required by the Company’s policy.

4.      Benefits.

(a)           Vacation.  Executive shall be entitled to vacation in accordance with the Company’s standard vacation policy extended to senior executives of the Company generally, at levels commensurate with Executive’s position.

(b)           Health Insurance and Other Plans.  Executive shall be eligible to participate in the Company’s medical, dental, long term incentive plan, and other employee benefit programs, if any, that are provided by the Company for its employees generally, at levels commensurate with Executive’s position, in accordance with the provisions of any such plans, as the same may be in effect from time to time.

5.      Term.  The terms set forth in this Agreement will commence on the Effective Date hereof and shall remain in effect for five (5) years except as otherwise provided herein.

6.      Termination.

(a)           Termination at the Company’s Election.

(i)   For Cause.  At the election of the Company, Executive’s employment may be terminated for Cause (as defined below) upon written notice to Executive pursuant to Section 11 of this Agreement.  For purposes of this Agreement, “Cause” for termination shall mean that Executive: (A) pleads “guilty” or “no contest” to or is indicted for or convicted a felony under federal or state law or as a crime under federal or state law which involves Executive’s fraud or dishonesty; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) fails to reasonably perform the responsibilities of his position (such reasonable performance shall be evaluated based on effort); (D) engages in misconduct that causes material harm to the reputation of the Company; or (E) materially breaches any term of this Agreement or written policy of the Company, provided that if the Company provides written notice of Cause pursuant to (C) through (E), the Executive shall be given thirty (30) days from the date of such written notice to cure such conduct.

(ii)     Upon Disability, Death or Without Cause.  At the election of the Company, Executive’s employment may be terminated without Cause: (A) should Executive become physically or mentally unable to perform his duties for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days (a “Disability”); (B) upon Executive’s death (“Death”); or (C) upon thirty (30) days’ written notice for any other reason.

(b)           Termination at Executive’s Election.

(i)           For Good Reason.  At Executive’s election, Executive’s employment may be terminated for Good Reason (as defined below) by providing notice to the Company pursuant to Section 11 of this Agreement.  For purposes of this Agreement, “Good Reason” shall be deemed to exist if the following actions occur without Executive’s consent: (A) a material diminution in Executive’s Base Salary; (B) a material diminution in Executive’s authority, duties or responsibilities under this Agreement, provided that removal of Executive as a director of the Board shall not constitute a material diminution in Executive’s authority, duties or responsibilities under this Agreement; or (C) any other action or inaction that constitutes a material breach of the terms of this Agreement by the Company.  In the event any of the occurrences in (A) through (C) above have occurred, the Company shall be given written notice by Executive of Executive’s intention to so terminate Executive’s employment, such notice: (i) to state in detail the particular acts or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, (ii)  to be given within sixty (60) days after the first occurrence of such acts or failures to act, and (iii) the Company shall have thirty (30) days following receipt of such notice to cure such acts or failures to act in all material respects.  If the Company has not cured such acts or failures to act within the thirty (30) day cure period, then the Executive’s employment shall be immediately terminated for Good Reason.

(ii)          Voluntary Resignation.  Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason whatsoever or for no reason at all in Executive’s sole discretion by giving thirty (30) days written notice pursuant to Section 11 of this Agreement.

7.      Payments Upon Termination of Employment.

(a)           Termination for Cause or Resignation Without Good Reason.  If, prior to the expiration of the Term, the Executive’s employment is terminated by the Company for “Cause” or if the Executive resigns from his employment hereunder other than for “Good Reason”, the Executive shall be entitled to the following amounts only: (A) payment of his Base Salary accrued up to and including the date of termination or resignation within thirty (30) days following termination, (B) payment in lieu of any accrued but unused vacation time, in accordance with the Company’s vacation policy, and (C) payment of any unreimbursed expenses in accordance with the Company’s business reimbursement policy, and (D) payments and benefits under any Company benefit plan, program or policy that Executive participated in during employment and paid pursuant to the terms of such plan, program and policy (collectively, the “Accrued Obligations”).

(b)           Termination for Reasons other than Cause or Voluntary Resignation.  If Executive’s employment is terminated, at his or the Company’s election at any time due to his Death or Disability, or for reasons other than Cause or Voluntary Resignation and Section 7(c) is not applicable at the time of Executive’s termination of employment, Executive shall be entitled to receive the Accrued Obligations and severance payments and benefits equal to the following: (i) subject to Section 18, one (1) year of Executive’s Base Salary paid in installments (the “Severance Payment”); (ii) subject to Section 18, a bonus payment, which shall be based upon the amount of the previous year’s bonus, prorated based on the number of months of the year that Executive worked for the Company prior to the termination paid in a lump sum (the “Bonus payment”); (iii) immediate vesting of any Restricted Shares that are scheduled to vest, pursuant to Section 2(c), within one year of the date of termination of employment; (iv) immediate vesting of any Options that are scheduled to vest, pursuant to Section 2(d), within one year of the date of termination of employment, provided that Executive may exercise vested Options until the earlier of (y) twelve (12) months following termination of employment and (z) the scheduled expiration of the Options (“Post Termination Exercise Period”);  and (v) bonuses earned but unpaid with respect to the fiscal year ending on or preceding the date of termination pursuant to Company’s Annual Incentive Plan (“Accrued Bonus”), provided, that Executive shall only receive the payment of Section 7(b)(ii) if Executive’s termination occurs on or after the first anniversary of the Effective Date.  Payment of the Base Salary component of Executive’s severance shall be made on regular paydays.  Subject to Executive’s execution and delivery of a general release (that is no longer subject to revocation under applicable law) of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in the form attached hereto as Exhibit C (the “General Release”) all payments and/or grants under this Section 7(b) shall begin within sixty (60) days following termination of employment provided, that the first payment for severance payments described in Section 7(b)(i) shall include payment of any amounts otherwise due as of the date of termination, provided, further that if Executive’s employment terminates due to Death or Disability, Executive (or his legal representative or estate) shall not be required to execute and deliver the General Release in order to receive severance payments and benefits provided in this Section 7(b).

(c)           Termination in Connection of a Change in Control.  Notwithstanding Section 7(b) above, if Executive’s employment is terminated by the Company without Cause (excluding due to a Death or Disability) or by Executive for Good Reason within two (2) years following a Change in Control (as defined in the Plan) then Executive shall be entitled to the following payments and benefits: (i) the Accrued Obligations; (ii) subject to Section 18, a severance payment equal to two (2) times the sum of (y) Executive’s Base Salary and (z) Target Bonus, paid in a lump sum (the the “Change in Control Severance Payment”); (iii) to the extent unvested at the time of Executive’s termination of employment, immediate full vesting of the Restricted Shares; (iv) to the extent unvested at the time of Executive’s termination of employment immediate full vesting of the unvested Options, provided, that Executive may exercise vested Options during the Post-Termination Exercise Period; and (v) the Accrued Bonus, if any.  Subject to Executive’s execution and delivery of the General Release (provide, that such General Release was not previously executed and delivered), all payments and/or grants under this Section 7(c) shall begin within (60) days following termination of employment or, if applicable, upon the consummation of a Change in Control.

(d)           Termination of the Term.  If Executive’s employment terminates on the expiration of the Term as provided in Section 5, then Executive shall be entitled to the Accrued Obligations and the Accrued Bonus, if any.

(e)           No Mitigation; No Set-Off.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.  Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and no amounts otherwise earned shall be set–off against the amounts due hereunder.

8.      Confidentiality Agreement and Assignment of Intellectual Property.

(a)           Executive understands that during the Term, he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”).  Executive agrees to observe all Company policies and procedures concerning such Confidential Information.  Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information in the good faith performance of his duties for the Company.  Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of Executive or any representative of Executive.  Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

(b)           During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, blackberries or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control.  Executive may retain the Executive’s rolodex and similar address books, provided, that such items only include contact information.

(c)           Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment.  Executive agrees that the Company owns any such Creations, conceived or made by Executive alone or with others at any time during his employment, and Executive hereby assigns and agrees to assign to the Company all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable.  These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company.  The Company and Executive understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from his work at the Company.

(d)           Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to his duties hereunder as having been made or acquired by Executive prior to his work for the Company, except for the matters, if any, described in Exhibit D to this Agreement.

(e)           During the Term, if Executive incorporates into a product or process of the Company or any of its Affiliated Entities anything listed or described in Exhibit D, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.

(f)           Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations.  Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations.  Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

9.      Legal Fees.  The Company shall pay directly to Executive’s legal counsel or reimburse Executive for up to $15,000 for legal fees incurred by Executive relating to negotiating, drafting and execution of this Agreement and any related equity award agreements.

10.     Representation and Warranty.  Executive represents and warrants to the Company that he is not subject to any agreement restricting his ability to enter into this Agreement and fully carry out his duties and responsibilities hereunder.  To the extent that Executive continues to be bound by confidentiality, non-disparagement obligations with regard to his former employer, the Company and Executive agree that neither shall require Executive to disclose any confidential information of any prior employer of Executive or misappropriate any intellectual property belonging to any other person or entity during the Term.

11.     Notice.  Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if personally delivered, if sent by nationally recognized overnight courier or if mailed by certified or registered mail, return receipt requested, first class postage prepaid, and addressed as follows:

(a)	If to Executive, to:
the address shown on the records of the Company.

(b)	If to the Company, to:
GenCorp Inc.
Highway 50 and Aerojet Road
Rancho Cordova, California 95742
Attention: Chairman of the Board

with a copy to:
Olshan Grundman Frome Rosenzweig & Wolosky LLP
65 East 55th Street
New York, New York 10022
Attention: Jeffrey S. Spindler, Esq.

12.     Severability.  If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

13.     Governing Law and Arbitration.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to the conflict of laws provisions thereof.  Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to final and binding arbitration pursuant to the Employment Arbitration Rules of the American Arbitration Association before a single arbitrator, who is agreed upon by the Parties, and who is a retired state or federal court judge.  The arbitration shall take place in Sacramento, California.  The arbitrator will have the authority to permit discovery and to follow the procedures that he or she determines to be appropriate.  The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages.  Such submission to arbitrate shall be the sole and exclusive remedy available to Executive or the Company.  The filing Party shall bear filing fees for the arbitration and each Party shall bear its own legal fees and costs resulting from the arbitration.  The judgment on the award rendered by the arbitrator shall be binding upon the Parties and may be entered in any court having jurisdiction thereof.  Neither party may seek judicial review of the decision imposed by the arbitrator.

14.     Indemnification and Liability Insurance.  The Company shall indemnify Executive and provide Executive with liability insurance pursuant to the terms of the Amended Code of Regulations of GenCorp Inc., Amended as of March 28, 2007, or, if the terms of the Amended Code of Regulations of Gencorp Inc. are no longer in effect, then pursuant to the terms then in effect for directors and officers of the Company.

15.     Waiver.  The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach.  The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.  Any waiver must be in writing.

16.     Assignment.  This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder.  Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, except that the Company may not assign this Agreement without the Executive's prior written consent, except to an acquirer of all or substantially all of the assets of the Company other than the real estate assets and upon written assumption of the obligations of this Agreement.

17.     Entire Agreement.  This Agreement (together with the Exhibits attached hereto) embodies all of the representations, warranties, and agreements between the Parties relating to Executive’s employment with the Company.  No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment.  This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment.  This Agreement may not be amended or modified except by a writing signed by the Parties.

18.     Code Section 409A Compliance.

(a)           The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code (“Code”) Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If the Executive notifies the Company (with specificity as to the reason therefore) that the Executive believes that as a result of subsequent published guidance issued by the I.R.S. upon which taxpayers generally rely, any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company and is tax neutral to the Company of the applicable provision without violating the provisions of Code Section 409A.

(b)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) thirty (30) days from the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 26 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.  Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which the Executive remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

(d)           For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

19.     Limitation on Benefits.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and Executive, or any arrangement or agreement with any person whose actions result in a change of ownership of effective control or a change in ownership of a substantial portion of the assets of the corporation covered by Section 280G(b)(2) (collectively, the "Payments") (i) constitute a "parachute payment" within the meaning of Section 280G of the Code and (ii) but for this Section 19, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes, payroll taxes and the excise tax imposed by Section 4999, results in Executive's receipt on an after-tax basis, of the greater amount of payment and benefits. Any reduction under clause (ii) of the preceding sentence shall be done first by reducing any cash severance payments with the last payment reduced first; next any equity or equity derivatives that are included at full value rather than accelerated value; next any equity or equity derivatives based on acceleration value shall be reduced with the highest value reduced first.  Notwithstanding the foregoing, to the extent that the Company and Executive agree that it would not violate Code Section 409A or impact the ability of the parties to reduce the amounts receivable, the Executive may prescribe a different order of reduction.  Unless Executive and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.  If the limitation set forth in this Section 19 is applied to reduce an amount payable to Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to Executive without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to Executive, Executive may repay such excess amount to the Company as though such amount constitutes a loan to Executive made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under section 1274(d) of the Code in respect of such loan), provided that if the recalculation of the higher amount was then redone based on the IRS position and the Executive would net more if no reduction took place, such reduction shall be  cancelled and the full amount paid to Executive in a lump sum within thirty (30) days of the IRS assessment becoming final, unless this proviso would negate the ability to use the reduction if this was not implemented or caused a violation of Code Section 409A, in which case this proviso shall be null and void.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date above.

GENCORP INC.

	By:	/s/ James R. Henderson
James R. Henderson
Chairman of the Board

Agreed to and Accepted:

/s/ Scott Seymour
Scott Seymour

EXHIBIT A

Restricted Stock Award Agreement

EXHIBIT B

Stock Option Agreement

Exhibit C

AGREEMENT AND RELEASE

Agreement and Release (“Agreement”) executed this ___ day of ______, 20__, by and between Scott Seymour (“Executive”) with an address at ___________________ and GenCorp Inc., its parents, subsidiaries and affiliates (the “Company”) with an address at Highway 50 and Aerojet Road, Rancho Cordova, California 95742.

1.            Executive’s employment shall be terminated effective ________ (“Termination Date”).  As of that date, Executive’s duties, responsibilities, office and title shall cease.  Capitalized terms used without definition in this Agreement shall have the meanings set forth in the Employment Agreement by and between Executive and the Company, dated January 6, 2010 (the “Employment Agreement”).

2.      (a)     If Executive’s employment terminates pursuant to Section 6(a)(ii) (Death, Disability or without Cause) or 6(b)(i) (for Good Reason) of the Employment Agreement and Section 7(c) of the Employment Agreement is not applicable as of the Termination Date, then within ten days of the Release Effective Date, defined below, the Company shall begin to pay to Executive the payments and benefits described in Section 7(b) of the Employment Agreement in accordance with the Company’s standard payroll procedures and on regular paydays.

(b)           Notwithstanding Paragraph 2(a) above, if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within two (2) years following a Change in Control, then Executive shall be entitled to the payments and benefits described in Section 7(c) of the Employment Agreement.

(c)           The Company and Executive agree that in the event that any of the payments in this Section 2 constitute deferred compensation within the meaning of Section 409(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and Executive is at such time a specified employee, such payment or payments that constitute nonqualified deferred compensation within the meaning of the Code shall not be made prior to the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) thirty (30) days from the date of the Executive’s death (within the meaning of the Code).

3.      Executive agrees and acknowledges that the payments and/or benefits provided in Paragraph 2 above exceed any payments and benefits to which Executive would otherwise be entitled under any policy, plan, and/or procedure of the Company absent his signing this Agreement.  Executive acknowledges that he has been paid for work performed up to and including the Termination Date and for accrued but unused vacation.

4.      Executive shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of this Agreement.  Executive may accept this Agreement at any time within the twenty-one (21) day period by executing it before a notary and returning it to the Chairman of the Board of Directors, GenCorp Inc., Highway 50 and Aerojet Road, Rancho Cordova, California 95742, no later than 5:00 p.m. on the twenty-first (21st) day after Executive’s receipt of this Agreement.  Thereafter, Executive will have seven (7) days to revoke this Agreement by stating his desire to do so in writing to the Chairman of the Board of Directors at the address listed above, and delivering it to the Chairman of the Board of Directors no later than 5:00 p.m. on the seventh (7th) day following the date Executive signs this Agreement.  The effective date of this Agreement shall be the eighth (8th) day following Executive’s signing of this Agreement (the “Release Effective Date”), provided the Executive does not revoke the Agreement during the revocation period.  In the event Executive does not accept this Agreement as set forth above, or in the event Executive revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the payment and/or benefits referred to in Paragraph 2 above, shall automatically be deemed null and void.

5.      (a)     In consideration of the payment and/or benefits referred to in Paragraph 2 above, Executive for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the “Releasors”), forever releases and discharges the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its or their employee benefit and/or pension plans or funds, and any of its or their past or present officers, directors, stockholders, agents, trustees, administrators, employees or assigns (whether acting as agents for such entities or in their individual capacities), (hereinafter collectively referred to as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against the Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Release Effective Date, except for the obligations of the Company under this Agreement.

(b)           Without limiting the generality of the foregoing subparagraph (a), this Agreement is intended to and shall release the Releasees from any and all claims arising out of Executive’s employment with Releasees and/or the termination of Executive’s employment, including but not limited to any claim(s) under or arising out of (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (iv)  the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (v) the California Fair Employment Practices and Housing Act; (vi) Section 806 of the Sarbanes Oxley Act of 2002; (vii) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (viii) the terms and conditions of Executive’s employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; and (ix) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.

(c)           As a further consideration and inducement for this Agreement, to the extent permitted by law, Executive hereby waives and releases any and all rights under Section 1542 of the California Civil Code or any analogous state, local, or federal law, statute, rule, order or regulation that Executive had or may have with respect to the Releasees.  California Civil Code Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as any that are now disclosed, arising prior to Executive’s execution of this Agreement.  This release does not extend to those rights, which as a matter of law cannot be waived, including but not limited to unwaivable rights Executive may have under the California Labor Code.  Nothing in this Agreement shall limit Executive’s right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a manner.

(d)           Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law.  Nevertheless, Executive understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Paragraphs 6(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

(e)           Nothing in this Agreement shall release Executive’s rights (i) as a stockholder of the Company; (ii) to any claims that arise following the execution of this Agreement; (ii) to payment of the Accrued Obligations (as defined in the Employment Agreement); (iii) to payment of the severance payments and benefits described in Section 2 of this Agreement; (iv) to indemnification pursuant to the terms set forth in Section 14 of the Employment Agreement and pursuant to any other agreements currently in effect indemnifying Executive ; (v) to any claims for accrued vested benefits or rights under any other employee benefit plan, policy or arrangement (whether tax-qualified or not) maintained by the Company; (vi) to equity awards that are vested or which may vest under any equity, equity-based, profits interest, stock option, or similar plans, agreements, and/or notices to the extent set forth in such awards or as otherwise provided for in such documents, which awards shall be subject to all the terms and conditions of such document.

6.      (a)     Executive agrees that he has not and will not engage in any conduct that is injurious to the Company’s or the Releasees’ reputation or interest, including but not limited to publicly disparaging (or inducing or encouraging others to publicly disparage) the Company or the Releasees.  The foregoing shall not be violated by truthful testimony, if provided pursuant tto the terms of Section 7(b).

(b)           Executive acknowledges that he has returned to the Company any and all originals and copies of documents, materials, records, credit cards, keys, building passes, computers, blackberries and other electronic devices or other items in his possession or control belonging to the Company or containing proprietary information relating to the Company pursuant to Section 8(b) of the Employment Agreement.  Executive may retain the Executive’s rolodex and similar address books, provided, that such items only include contact information.

(c)           Executive acknowledges that the terms of Section 8, Confidentiality Agreement and Assignment of Intellectual Property, of the Employment Agreement are incorporated herein by reference, and Executive agrees and acknowledges that he is bound by its terms.

7.      (a)     Executive will cooperate with the Company and/or its subsidiaries and affiliates and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Executive was involved or of which Executive has knowledge.

(b)           Executive agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to Executive’s employment with the Company, he will give prompt notice of such request to the Chairman of the Board of Directors, GenCorp Inc., and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, provided that nothing herein shall prevent Executive from complying with the requirements of the law.

8.      Prior to public announcement, the terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Executive to any person or entity without the prior written consent of the Chairman of the Board of Directors, GenCorp Inc., except if required by law, and to Executive’s accountants, attorneys, and spouse, provided that they agree to maintain the confidentiality of this Agreement.  Executive further represents that he has not disclosed the terms and conditions of this Agreement to anyone other than his attorneys, accountants and spouse.

9.      The making of this Agreement is not intended, and shall not be construed, as an admission that the Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Executive.

10.     The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

11.     Executive acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement; (c) he has been advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

12.     This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

13.     If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release and covenants provided for by Paragraph 6 above is illegal, void, or unenforceable, Executive agrees to execute a release, waiver and/or covenant that is legal and enforceable.  Finally, any breach of the terms of Paragraphs 7, 8 and/or 9 above shall constitute a material breach of this Agreement as to which the Company may seek appropriate relief in a court of competent jurisdiction.

14.     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to the conflict of laws provisions thereof.  Actions to enforce the terms of this Agreement, or that relate to Executive’s employment with the Company shall be submitted to the exclusive jurisdiction of any state or federal court sitting in the County of Sacramento, State of California.

15.     This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument of this Agreement.

16.     This Agreement (including any exhibits attached hereto) constitutes the complete understanding between the parties with respect to the termination of the Executive’s employment at the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.

[Signature page follows]

[Signature page to Agreement and Release]

Dated:
Scott Seymour

GENCORP INC.

By:		Date:
James R. Henderson
Chairman of the Board of Directors

Exhibit D

Intellectual Property Prior to Employment

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